Via Facsimile and U.S. Mail
Mail Stop 6010



								November 16, 2005


Mr. David M. Hall
Chief Financial Officer
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, B.C. V6A 1B6
CANADA

Re:	Angiotech Pharmaceuticals, Inc.
	Form 40-F for Fiscal Year Ended December 31, 2004
	Filed April 1, 2005
	File No. 000-30334

Dear Mr. Hall:

      We have completed our review of your Form 40-F and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief

??

??

??

??